                                     Exhibit 10.16

                            MILLENNIUM SERVICES AGREEMENT

    This is a Millennium Services Agreement (this "Agreement"), dated as of October 11, 1996, between Strategia Corporation ("Strategia"), a Kentucky corporation, and ConSyGen, Inc. ("ConSyGen"), a Texas corporation.

                                       RECITALS

    A. The so-called Millennium problem results from the fact that much existing computer software stores and computes years based on a 2-digit code. For example, the year 1996 is stored as 96. The problem will occur in the year 2000 when the computer software will be unable to distinguish the year 2000 from the year 1900 because, using a 2-digit code, they would both be represented as 00.

    B. To avoid the Millennium problem, computer users will have to convert ("Millennium Conversion") their software so that it can properly identify the correct century associated with the year and properly process information related to the year.

    C. ConSyGen has developed and intends to continue to develop computer software that can be used to perform or assist in the performance of Millennium Conversion ("Millennium Software"). ConSyGen has also developed and will continue to develop software ("Impact Estimate Software") which can be used to perform or assist in the performance of an estimate of the impact that will result to certain software from the Millennium problem ("Impact Estimate"). ConSyGen engages in the business of providing Millennium Conversion and Impact Estimate services.

    D. Strategia engages in the business of providing services related to the Millennium problem.

    E. The parties wish to provide Strategia with an exclusive arrangement, subject to certain terms and conditions, for Millennium Services for software that is used on Bull mainframe computers in certain designated areas. As used in this Agreement, Bull mainframe computers shall include those manufactured by Group Bull and its affiliates and their predecessors, including Honeywell Inc.

    F. The purpose of this Agreement is to set forth the terms and conditions by which Strategia may subcontract to ConSyGen certain Millennium Conversion and Impact Estimate services.

                                      AGREEMENT

    Intending to be legally bound, ConSyGen and Strategia hereby agree as follows:

1.   PROVISION OF MILLENNIUM SERVICES.  ConSyGen shall provide to
Strategia (and its subsidiaries and affiliates) and their customers such Millennium Conversion and Impact Estimate services (collectively, "Millennium Services") as Strategia may request in writing (a "Request") from time to time; provided, however, that ConSyGen shall not be required to provide Millennium Services pursuant to a Request if (a) ConSyGen reasonably determines that (i) the software tools ConSyGen has available to it are not adequate to perform the Millennium Services involved in that particular Request and (ii) the cost to ConSyGen to acquire or develop such software tools would be disproportionate relative to the amount ConSyGen would receive under this Agreement for the provision of such Millennium Services AND (b) ConSyGen gives Strategia notice of such determination within three business days of ConSyGen's receipt of the completed project questionnaire (described in Section 3 of this Agreement) related to that Request (whether the questionnaire is submitted prior to the actual Request or in connection with the Request).

    2. PRICE; PAYMENT. Strategia shall pay ConSyGen for the services provided hereunder at the rates set forth on Exhibit A attached to this Agreement. In addition, Strategia shall reimburse ConSyGen for its reasonable direct out-of-pocket costs of travel (including transportation, accommodations, and meals) and communications incurred in providing the Millennium Services requested by Strategia. Amounts due to ConSyGen in connection with a project shall be invoiced to Strategia as Strategia receives, and in proportion to, progress payments received by Strategia from the customer with respect to the Millennium Services. Strategia shall pay all such invoices within 30 days of their receipt.

    3.   PROJECT QUESTIONNAIRES.  ConSyGen shall provide to Strategia
ConSyGen's standard form questionnaire in effect from time to time which will consist of requests for information that ConSyGen might reasonably require in order to assess the scope of the Millennium Services that might be involved in a project. In connection with each Request for Millennium Services, Strategia shall submit to ConSyGen a completed questionnaire. In addition, Strategia may submit a completed questionnaire to ConSyGen prior to an actual Request (e.g., in anticipation of Strategia submitting a bid to a prospective customer). Promptly upon receipt of each completed questionnaire, ConSyGen shall confirm to Strategia the scope and price of the project and an estimated time frame for completion of the project (the "Estimated Time Frame").

    4.   TIMING.   Upon receipt of a Request for the performance of services
from Strategia, ConSyGen shall use its best efforts to complete the services within the Estimated Time Frame.

    5.   DESCRIPTION OF MILLENNIUM CONVERSION SERVICES.    There are various
ways to do a Millennium Conversion. For example, two digit year codes can be converted to four digit year codes, or, for software that only needs to recognize a limited span of years, a two digit year code can be retained with logic added to the software to properly determine the appropriate century associated with a particular two digit year code. Different solutions will have different advantages and disadvantages to the customer. Strategia, in consultation with ConSyGen, shall be responsible for working with the customer to determine the best solution for that customer. ConSyGen shall implement the Millennium Conversion for that customer using the solutions specified to ConSyGen by Strategia. Upon the completion by ConSyGen of Millennium Conversion services, the computer software that has been converted shall have identical functionality to the software prior to the Millennium Conversion except that it shall be year 2000 compliant, that is, the software will recognize and be able to correctly process year codes
even after the turn of the century.   ConSyGen shall provide file
repopulation utilities and data dictionary replacements for the Millennium-compliant data or databases.

    6.   EXCLUSIVE ARRANGEMENT.   For software that is used on Bull mainframe
computers located in North America and those areas designated on or pursuant to Exhibit B (the "Exclusive Bull Software"), the following special provisions apply:

         (i) Except pursuant to this Agreement, ConSyGen shall not provide any Millennium Services directly or indirectly with respect to any of the Exclusive Bull Software nor shall it provide or license to any person or entity any of the Millennium Software or Impact Estimate Software in a manner that would permit it to be utilized on or in connection with any of the Exclusive Bull Software. If ConSyGen receives any inquiries regarding Millennium Services related to Exclusive Bull Software, ConSyGen shall refer such inquiries to Strategia.

         (ii) Strategia shall not subcontract out to any person or entity other than ConSyGen any Millennium Services with respect to Exclusive Bull Software unless ConSyGen is unable to deliver the required Millennium Services within a reasonable time frame demanded by Strategia's customer. In addition, Strategia's obligations set forth in this
         Section 6(ii) may be suspended by Strategia from time to time if ConSyGen in connection with providing Millennium Services fails in Strategia's reasonable opinion to provide requested Millennium Services in a timely fashion and in a manner consistent with industry standards. Any such suspension shall continue until ConSyGen has demonstrated to Strategia that it has eliminated the problem that resulted in the suspension. Strategia shall not unreasonably withhold or delay a determination that the problem has been eliminated.

Except for the provisions in this Section 6, the arrangement provided for in this Agreement shall not result in any exclusive obligations of either Strategia or ConSyGen to deal with the other in connection with Millennium Services. If Strategia has not booked (i.e., provided ConSyGen with formal Requests to perform) the following gross dollar aggregate amounts of services by the following dates, ConSyGen may, but shall not be required to, terminate the provisions of this Section 6:

    June 30, 1997      US $5,000,000  (at least US $4,000,000 must pertain to
                                       Exclusive Bull Software)


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

    December 31, 1997  US $10,000,000 (at least US $8,000,000 must pertain to
                                       Exclusive Bull Software)

    7.   SERVICES NOT PROVIDED BY CONSYGEN.   Services other than Millennium
Services required in connection with any of the projects (e.g., planning and testing), will be separately provided by or through Strategia or its customers.

    8. MARKETING SUPPORT. Strategia shall be responsible for providing its own marketing. ConSyGen shall support Strategia as requested in prospect presentations and provision of standard marketing material. If ConSyGen so assists at Strategia's request, Strategia shall reimburse ConSyGen for its reasonable out-of-pocket travel and similar expenses incurred by ConSyGen in connection with such assistance. In marketing, Strategia may, but shall not be required to identify ConSyGen as the entity that will be performing the Millennium Services. Strategia may market the Millennium Services under the applicable ConSyGen trade names or such other trade names as Strategia may determine and ConSyGen shall approve (such approval not to be unreasonably withheld) from time to time. ConSyGen shall have no right in or to such trade names developed by Strategia. Strategia may request from time to time that the Millennium Services or the Millennium Conversion Software or the Impact Estimate Software be customized for Strategia. ConSyGen may, at its discretion, perform such customization. ConSyGen shall provide to Strategia at no cost an original set of marketing materials, which Strategia may copy, alter, and distribute; provided, however, that if the ConSyGen name or logo remains on such materials, Strategia may not alter the materials without ConSyGen's written consent, which consent shall not be unreasonably withheld. Strategia and ConSyGen shall each maintain the confidentiality of the trade secret information (including methodologies and the like) of the other. Trade secret information shall not include information in the public domain or known to or learned by the other party from another source not subject to a confidentiality obligation.

    9.   TERM AND EFFECT OF TERMINATION.    The initial term of this Agreement
shall commence upon the execution and delivery by both parties of this Agreement and shall continue until December 31, 1997. The term of this Agreement shall continue thereafter for renewal terms, each of which shall be one year in length until and unless at least ninety (90) days prior to the end of the initial term or any renewal term, either party shall give the other written notice that the term shall not renew. Upon the expiration or termination of this Agreement, ConSyGen shall complete any Millennium Service Projects that Strategia requests ConSyGen to complete to the extent that such projects were either commenced by ConSyGen, or were bid out by Strategia prior to the expiration or termination. The completion of such Millennium Service Projects shall be on the same terms and conditions as if the term of this Agreement had not expired or terminated. For any uncompleted projects at the expiration or termination for which Strategia does not request ConSyGen to complete, ConSyGen shall cooperate with Strategia to transition the projects to a new Millennium Service provider and ConSyGen shall be paid for the Millennium Services based upon the percentage of the Millennium Services project that ConSyGen has completed.

    10. PROJECT ADMINISTRATION. Strategia shall be responsible for overall Millennium project administration with each of its customers. Such administration will include all planning and liaison with the customer. The Millennium Conversion services provided by ConSyGen shall include support to Strategia's staff in connection with the testing of the converted software. Unless ConSyGen and Strategia agree otherwise, the Millennium Conversion services provided by ConSyGen under this Agreement shall not include those set forth on Exhibit C.

    11. TRAINING. ConSyGen shall provide to Strategia at no cost reasonable training for marketing and project staff. Such training shall be conducted at ConSyGen's Phoenix Facility. Strategia shall be responsible for its own expenses associated with attendance at such training.

    12.  OWNERSHIP OF PRE AND POST CONVERSION SOFTWARE.    ConSyGen shall have
no right, title or interest in any of the software on which the Millennium Services are to be performed or on the software produced pursuant to a Millennium Conversion. All such right, title and interest shall remain with and be vested in the owner of the software prior to conversion. ConSyGen shall treat all such software, both before and after Millennium Conversion, as confidential and propriety information. ConSyGen shall maintain adequate security so that such software is accessible only to those of its employees who require such access in order to perform the services provided for under this Agreement. ConSyGen shall not in any other way disclose or publish such software nor shall it use such software for any purpose other than as provided in this Agreement. The provisions of this paragraph shall survive any termination of this Agreement.

    13.  COVENANTS AND WARRANTIES.     Except as expressly set forth in this
Agreement, ConSyGen makes no covenants or warranties whatsoever concerning the Millennium Services to be provided hereunder, including, without limitation, any implied warranties of merchantability or fitness for a particular purpose.

    14. NOTICES. All Notices required to be given under this Agreement shall be given in writing and shall be deemed to be given when received by the intended recipient or when mailed by first class mail, postage prepaid, and addressed as listed below:

         If to Strategia:         Strategia Corporation
                                  P. O. Box 37144
                                  Louisville, Kentucky 40233-7144

                                  Attention: President

              With Copy to:       Brown, Todd & Heyburn PLLC
                                  3200 Providian Center
                                  Louisville, Kentucky 40202-3363

                                  Attention: James A. Huguenard


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

         If to ConSyGen:          ConSyGen, Inc.
                                  10201 South 51st Street, Suite 140
                                  Phoenix, Arizona 85044

                                  Attention: President

              With Copy to:       H. Weiss & Associates P.C.
                                  4024 N. Brown Ave.

or such other address as a party may have given to the other by Notice hereunder.

    15. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the Commonwealth of Kentucky.

    16. RELATIONSHIP OF THE PARTIES. The relationship of the parties hereunder shall be that of contractor/subcontractor. This Agreement does not create a partnership, joint venture, agency, or other entity or relationship.

    17.  AMENDMENT AND WAIVER.    The terms of this Agreement may be amended
and the obligations of the parties under this Agreement may be waived only pursuant to a writing signed by both parties (or in the case of a waiver, by the party waiving its rights). No course of dealing under this Agreement shall constitute any amendment or waiver.

    18.  ENTIRE AGREEMENT.   This document, including Exhibits A ,B, and C,
constitutes the entire agreement, and supersedes all prior and contemporaneous agreements, between the parties relating to the subject matter hereto (except that the Mutual Confidentiality and Non-Disclosure Agreement between the parties dated July 31, 1996, shall not be superseded and shall remain in full force and effect) .

    19.  OTHER CONVERSION SERVICES.    All conversion services, other than
Millennium Services, generally offered by ConSyGen shall be subject to this Agreement and be treated as if such services were Millennium Services for all purposes under this Agreement except that (i) Section 6 of this Agreement shall not apply to such other services and (ii) project prices for such other services will be negotiated between the parties based on sizing estimates to be provided by Strategia on the standard ConSyGen questionnaire.

    20. ASSIGNABILITY. Neither Strategia nor ConSyGen may assign this Agreement without the prior written consent of the other party, which consent may be withheld at the discretion of the other party.

    21.  ARBITRATION.        Any disputes between the parties under this
Agreement shall be resolved by binding arbitration in Louisville, Kentucky, pursuant to the rules of the American Arbitration Association.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above, but actually on the date set forth below.

STRATEGIA CORPORATION                       CONSYGEN, INC.

By          /s/ Richard W. Smith            By        /s/ Robert L. Stewart

Title:      President                       Title:    President

Date:       October 18, 1996                Date:     October 18, 1996








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

                                      EXHIBIT A




                           PRICING FOR MILLENNIUM SERVICES



                -------------------------------------------------
                        BULL MILLENNIUM CONVERSION SERVICES
                -------------------------------------------------
                     PRICING BAND              STRATEGIA PRICE(1)
                -------------------------------------------------
                 Less than * lines of code            *
                -------------------------------------------------
                 * lines of code                      *
                -------------------------------------------------
                 * lines of code                      *
                -------------------------------------------------
                 * lines of code                      *
                -------------------------------------------------
                 * lines of code                      *
                -------------------------------------------------
                 More than * lines of code            *
                -------------------------------------------------


The Strategia price for non-Bull Software shall be * per net lines of code; provided, if ConSyGen provides Millennium Conversion services on non-Bull Software for any customer other than Strategia at a lower price (after taking into account all pricing attributes such as add-ons, rebates, etc.), that lower price will be charged to Strategia rather than the * per net lines of code.

Impact Estimate shall be charged at * per net line, except (i) if the Impact Estimate is an integral part of a total conversion project, there will be no charge for the Impact Estimate, and (ii) ConSyGen may, in its discretion, agree to rebate all or part of the pricing for an Impact Estimate against the price of Millennium Conversion Services as an inducement to customer closure.

Strategia and ConSyGen may, but shall not be obligated to, agree to different pricing than set forth on this Exhibit A from time to time for any project or group of projects. Such agreement shall be set forth in writing and signed by the party making the concession (or both parties if the concessions go both ways).

* Represents omitted information submitted to the Securities and Exchange Commission subject to a request for confidential treatment.



-----------------------------
    (1)Price is per "net" lines of code. Net lines of code is the total number of lines of code minus all blank lines and comment lines.

                            EXHIBIT B




     ADDITIONAL AREAS FOR EXCLUSIVITY PROVISION OF SECTION 6




United Kingdom
France
Scandinavia


And such other areas that ConSyGen and Strategia may agree to in writing from time to time.

                            EXHIBIT C




      MAJOR PROJECT RESPONSIBILITIES NOT ASSUMED BY CONSYGEN



     ConSyGen is not require to perform any of the following services unless Strategia and ConSyGen subsequently agree that ConSyGen will provide some or all of these services for one or a group of projects. Any such agreement shall be in writing and shall specify, among other things, the amount of consideration to be received by ConSyGen for providing such services.

     1.   Customer initial planning

     2    The following project activities:

          * Project planning (ConSyGen will provide a standard Project Work Plan to assist this activity)

          *    Project administration

          *    Client liaison and support, including, as required:

               *    delivery to ConSyGen of all required client code
               * definition of work units (specifically including the verification work unit)
               * preparation of work unit test plans (specifically including the verification work unit)
               *    preparation of a test environment
               *    client response to date origin and cross-reference reports
               *    client response to procedure issues

     3.   Testing

          *    verification of test plan results

          * performance of testing on delivered work units (ConSyGen will provide support)